Exhibit 99.5

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

October 8, 2026

Snowdrift Parent Corporation

10 Habarzel Street, Building C, 10th Floor

Tel Aviv 6158101, Israel

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by Snowdrift Parent Corporation (the “Company”) with the Securities and Exchange Commission, all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any proxy statement/prospectus contained therein and any amendment or supplement thereto, as a person who is proposed to become a director of the Company, with such appointment to commence immediately after the effective time of the merger described in the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Stefan Krieglstein, MS
Stefan Krieglstein, MS